Exhibit (h)(6)

Schedule A

to

Expense Limitation Agreement

Dated April 24, 2009

Amended August 11, 2009

PIMCO 0-1 Year U.S. Treasury Index Fund

PIMCO 1-3 Year Treasury Index Fund

PIMCO 1-5 Year U.S. TIPS Index Fund

PIMCO 3-7 Year U.S. Treasury Index Fund

PIMCO 7-15 Year U.S. Treasury Index Fund

PIMCO 15+ Year U.S. TIPS Index Fund

PIMCO 15+ Year U.S. Treasury Index Fund

PIMCO 20+ Year Zero Coupon U.S. Treasury Index Fund

PIMCO Broad U.S. TIPS Index Fund

PIMCO Enhanced Short Maturity Strategy Fund

PIMCO Government Limited Maturity Strategy Fund

PIMCO Intermediate Municipal Bond Strategy Fund

PIMCO Prime Limited Maturity Strategy Fund

PIMCO Short Term Municipal Bond Strategy Fund

Pacific Investment Management Company LLC		PIMCO ETF TRUST

By:	/s/ Brent R. Harris	By:	/s/ Peter Strelow
Name:	Brent R. Harris	Name:	Peter Strelow
Title:	Managing Director	Title:	Vice President